Exhibit h.(i).b

FIRST AMENDMENT TO

AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE AGREEMENT

This first amendment to that certain Amended and Restated Transfer Agency Agreement (the “Agreement”), dated 1st day of November, 2017, by and among The Hartford Mutual Funds, Inc. and The Hartford Mutual Funds II, Inc. (collectively, the “Funds”), each, a Maryland corporation having its principal office and place of business at 690 Lee Road, Wayne, PA 19087, and Hartford Administrative Services Company (“HASCO”), a Minnesota corporation and a wholly subsidiary of Hartford Funds Management Group, Inc., a Delaware corporation, each of which has its principal office and place of business at 690 Lee Road, Wayne, PA 19087, is made effective as of November 1, 2017 (the “Amendment”).

WHEREAS, the Funds, on behalf of each of their respective series, and HASCO are parties to the Agreement pursuant to which the Funds appointed HASCO as transfer agent, dividend disbursing agent and agent with respect to other services;

WHEREAS, Section 12 of the Agreement provides that the Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Funds’ Boards of Directors;

WHEREAS, the Funds and HASCO wish to amend the Agreement in order to implement certain changes in the fee structure and include other changes, as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	The heading of Section 2 of the Agreement is deleted in its entirety and replaced with: “COMPENSATION (FEES) AND EXPENSES.”

2.	Section 2.5 is deleted in its entirety and Section 2.6 is renumbered as Section 2.5.

3.	Schedule B is deleted in its entirety and replaced with Schedule B as attached hereto.

4.	Schedule C is deleted in its entirety and is replaced with Schedule C as attached hereto.

5.	This Amendment shall be effective as of November 1, 2017.

6.	This Amendment shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

7.	This Amendment may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

The Hartford MUTUAL FundS, Inc.
Severally, on behalf of their respective Series of
Shares,

BY:	/s/ Thomas R. Phillips
Name:	Thomas R. Phillips
Title:	Vice President and Secretary

The Hartford MUTUAL FundS II, Inc.
Severally, on behalf of their respective Series of
Shares,

BY:	Thomas R. Phillips
Name:	Thomas R. Phillips
Title:	Vice President and Secretary

HARTFORD ADMINISTRATIVE SERVICES COMPANY

BY:	/s/ Gregory A. Frost
Name:	Gregory A. Frost
Title:	Chief Financial Officer

SCHEDULE B

TA FEE SCHEDULE

This Schedule B, as may be amended from time to time, is incorporated into that certain Amended and Restated Transfer Agency and Service Agreement, dated November 1, 2017, by and between the Funds and HASCO (as defined in the Agreement). Capitalized terms used but not defined on this Schedule B have the meanings given to such terms in the Agreement.

1.	Vendor Costs.

a.	Reference is made to that certain Sub-Transfer Agency and Service Agreement (the “BFDS Agreement”), dated December 1, 2014, by and between HASCO and Boston Financial Data Services, Inc. (“BFDS”). Reference is further made to Schedule G to the BFDS Agreement, which sets forth the fees and expenses payable by HASCO to BFDS for the services provided under the BFDS Agreement, and which is incorporated herein as if fully set forth on this Schedule B (the “BFDS Fees and Expenses”).

b.	Reference is made to that certain License Agreement (the “DST Agreement”), dated February 23, 2015, by and between HASCO and DST Systems, Inc. (“DST”). Reference is further made to Exhibit B to the DST Agreement, which sets forth the fees and expenses payable by HASCO to DST for the services provided under the DST Agreement, and which is incorporated herein as if fully set forth on this Schedule B (the “DST Fees and Expenses”).

c.	Reference is made to that certain Output Services Agreement (the “DSTO Agreement”) by and between DST Output SRI, Inc. (“DSTO”) (currently, DSTO LLC, a subsidiary of Broadridge) and Hartford Life and Annuity Insurance Company, dated September 15, 2003, as amended from time to time, which sets forth the fees and expenses payable by HASCO to DSTO for the services provided under the DSTO Agreement, and which is incorporated herein as if fully set forth on this Schedule B (the “DSTO Fees and Expenses”).

d.	Reference is made to each applicable agreement with a Financial Intermediary providing Financial Intermediary Services on behalf of the Funds. Payments made by HASCO (or its affiliates) to the Financial Intermediaries are referred to as “Sub-TA Payments.”

2.	Exclusions from Sub-TA Payments. Notwithstanding anything to the contrary under the Agreement, for purposes of this Schedule B, the term Sub-TA Payments with respect to any Financial Intermediary shall exclude the portion of such payments that are: (i) more than $18 per account where the Financial Intermediary invoices HASCO based on the number of accounts for which the Financial Intermediary provides Financial Intermediary Services; and (ii) more than 0.10% (10 basis points) per annum of the average daily net asset value of the Shares held by the Financial Intermediary, where the Financial Intermediary invoices HASCO based on a percentage of assets held by the Financial Intermediary for providing Financial Intermediary Services. For the avoidance of doubt,

Financial Intermediary Services expressly exclude distribution-related services and Sub-TA Payments expressly exclude any payments that directly or indirectly finance distribution-related services or activities.

3.	Allocated Expenses. Reference is made to the Transfer Agency Expense Methodology (the “Methodology”) as prepared by HASCO, presented to the Board and reviewed by Thomas H. Mack & Co., Inc., or any successor to such consultant as may be appointed or engaged by the members of the Board who are not “Interested Persons” of the Funds, as that term is defined under the Investment Company Act of 1940 (the “Consultant”). Expenses allocated to HASCO by its parent company, Hartford Funds Management Group, Inc., pursuant to the Methodology, are referred to as the “Allocated Expenses.” For the avoidance of doubt, Allocated Expenses include only those expenses the allocation of which is consistent with the Methodology most recently presented to and reviewed by (i) the Board or (ii) at the direction of the Board, the Consultant.

4.	Other Revenue. Reference is made to: (i) fees received by HASCO payable by each individual retirement account; and (ii) that portion of the Administration Fee[1] that is paid by the Funds to HASCO and which is retained by HASCO (and not paid to plan administrators or recordkeepers) (“Other TA Revenue”). The Funds pay HASCO the Administration Fee under a separate arrangement and HASCO shall separately invoice the Funds for payment of Administration Fee.

5.	Transfer Agency Fee Payable by the Funds. The fee payable by the Funds to HASCO shall be the lessor of the “Invoice Amount” or the “Specified Amount,” as those terms are defined below (the “TA Fee”):

a.	The “Invoice Amount” shall equal:

(A) The sum of: (i) BFDS Fees and Expenses; (ii) DST Fees and Expenses; (iii) DSTO Fees and Expenses; (iv) Sub-TA Payments; and (v) Allocated Expenses;

(B)	minus the amount of Other TA Revenue (the “Base Rate”); plus

(C)	a margin of 10% (ten percent) of the Base Rate.

b.	The “Specified Amount” shall equal the amount set forth on Schedule C.

6.	Invoice. In accordance with the terms of this Agreement, HASCO (or its Sub-Agent) shall prepare and deliver to the Funds an invoice detailing the calculations of the TA Fee.

[1]	The Administration Fee is a share class level expense borne by Class R3, R4, and R5 the revenue from which HASCO uses to pay employee benefit plan recordkeepers and third party administrators selecting these share classes. From time to time, but unrelated to any discretionary decision made by HASCO, the amount of the Administration Fee that the Funds pay HASCO may exceed the amount of payments made by HASCO to such recordkeepers and third party administrators.

7.	Excluded Expenses. For purposes of this Agreement and this Schedule B, expenses related to postage, solicitation, tabulation and printing expenses in connection with proxy solicitations, shall be excluded for purposes of calculating any fee payable by the Funds, unless otherwise agreed to by the Funds and HASCO.

8.	Direct Account Fee. As approved by the Board, HASCO also charges an annual $30 per account fee, which is paid by each shareholder who maintains an account directly with HASCO and not through a Financial Intermediary (the “Direct Account Fee”). For the avoidance of doubt, the Direct Account Fee is excluded from the calculation of the TA Fee. HASCO shall be responsible for providing information to BFDS (or any successor Sub-Agent) in sufficient detail to facilitate the payment of the Direct Account Fee to HASCO.

SCHEDULE C

SPECIFIED AMOUNT OF Transfer Agency Fee by Share Class

This Schedule C, as may be amended from time to time, is incorporated into that certain Amended and Restated Transfer Agency and Service Agreement, dated November 1, 2017, by and between the Funds and HASCO (as defined in the Agreement). Capitalized terms used but not defined on this Schedule C have the meanings given to such terms in the Agreement.

For purposes calculating the TA Fee, as defined under Section 5 on Schedule B, the following amounts shall equal the Specified Amount, as defined under Section 5.b on Schedule B:

1.	Specified Amount by Share Class is equal to:

Share Class	Percentage of Average Daily Net Assets
Class A:	0.250% (25 bps)
Class C:	0.250% (25 bps)
Class I:	0.200% (20 bps)
Class Y:	0.060% (6 bps)
Class F:	0.004% (0.4 bps) (subject to Section 2 below)
Class SDR:	0.004% (0.4 bps)
Class T:	0.250% (25 bps)
Class R3:	0.020% (2 bps)
Class R4:	0.020% (2 bps)
Class R5:	0.020% (2 bps)
Class R6:	0.004% (0.4 bps) (subject to Section 2 below)

2.	For the period November 1, 2017 through February 28, 2018, the Specified Amount for Class F and Class R6 is equal to 0.000% (0.00 bps) of average daily net assets.

3.	For the period March 1, 2018 through February 28, 2019, the Specified Amount for MidCap Fund Class I is equal to 0.120% (12 bps) of average daily net assets.

4.	Effective March 1, 2018, the Specified Amount for International Equity Fund Class Y is equal to 0.110% (11 bps) of average daily net assets.